INVESTMENT ADVISORY AGREEMENT

THIS INVESTMENT ADVISORY AGREEMENT (“Agreement”) is made and entered into as of April 7, 2026, by and between the VALUED ADVISERS TRUST, a Delaware statutory trust (the “Trust”), on behalf of its series listed on Appendix A (each a “Fund” and collectively, the “Funds”), and ALAIA CAPITAL LLC, a Delaware limited liability company (the “Adviser”), located at 60 E. 42nd Street, 26th Floor, New York, NY 10165 .

WHEREAS, the Trust is registered as an open-end management investment company under the

Investment Company Act of 1940, as amended (the “Act”); and

WHEREAS, the Adviser is registered as an investment advisor under the Investment Advisers Act of 1940 and engages in the business of asset management; and

WHEREAS, the Trust desires to retain the Adviser to render investment advisory services to the Trust with respect to the Funds in the manner and on the terms and conditions hereinafter set forth, and the Adviser is willing to furnish such services;

NOW, THEREFORE, the parties hereto agree as follows:

1.	APPOINTMENT OF THE ADVISER

The Trust appoints the Adviser as investment adviser to the Funds, for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to furnish the services set forth herein, for the compensation indicated in Appendix A.

2.	OBLIGATIONS OF THE ADVISER

Subject to the supervision of the Trust’s Board of Trustees, the Adviser will provide a continuous investment program for the Funds.

(a)	Services. The Adviser agrees to perform the following services for the Funds:
(i)	Manage the investment and reinvestment of the Funds’ assets;
(ii)	Continuously review, supervise, and administer the investment program of the Funds;
(iii)	Determine, in its discretion, the securities to be purchased, retained, or sold (and implement those decisions) with respect to the Funds;
(iv)	Provide the Trust with records concerning the Adviser’s activities under this Agreement which the Trust is required to maintain;
(v)	Render regular reports to the Trust’s trustees and officers concerning the Adviser’s discharge of the foregoing responsibilities; and
(vi)	Perform such other services as agreed by the Adviser and the Trust from time to time.

The Adviser shall discharge the foregoing responsibilities subject to the control of the trustees and officers of the Trust and in compliance with (i) such policies as the trustees may from time to time establish; (ii) the Funds’ objectives, policies, and limitations as set forth in the prospectus and statement of additional information, as the same may be amended from time to time; and (iii) with all applicable laws and regulations. All services to be furnished by the Adviser under this Agreement may be furnished through the medium of any directors, officers, or employees of the Adviser or through such other parties as the Adviser may determine from time to time, including one or more sub-adviser(s). For avoidance of doubt, the Adviser and the Trust agree that the Adviser may enter into certain swap, option, prime brokerage and other related agreements on behalf the Fund in furtherance of the “Obligations of the Adviser” set forth in this Section 2 with notification to the Trust and/or approval by the Trust, as appropriate.

(b)                Expenses and Personnel. The Adviser agrees, at its own expense or at the expense of one or more of its affiliates, to render its services and to provide the office space, furnishings, equipment, and personnel as may be reasonably required in the judgment of the trustees and officers of the Trust to perform the services on the terms and for the compensation provided herein. The Adviser shall authorize and permit any of its officers, directors, and employees, who may be elected as trustees or officers of the Trust, to serve in the capacities in which they are elected. Except to the extent expressly assumed by the Adviser herein and except to the extent required by law to be paid by the Adviser, each Fund shall pay all costs and expenses in connection with its operation.

(c)                Fund Transactions. The Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Funds. With respect to brokerage selection, the Adviser shall seek to obtain the best overall execution for Fund transactions, which is a combination of price, quality of execution, and other factors. The Adviser may, in its discretion, purchase and sell portfolio securities from and to brokers and dealers who provide the Adviser with brokerage, research, analysis, advice, and similar services, and the Adviser may pay to these brokers and dealers, in return for such services, a higher commission or spread than may be charged by other brokers and dealers, provided that the Adviser determines in good faith that such commission is reasonable in terms either of that particular transaction or of the overall responsibility of the Adviser to the Funds and its other clients and that the total commission paid by the Funds will be reasonable in relation to the benefits to the Funds and its other clients over the long-term. The Adviser will promptly communicate to the officers and the trustees of the Trust such information relating to portfolio transactions as they may reasonably request.

(d)                Books and Records. All books and records prepared and maintained by the Adviser for the Funds under this Agreement shall be the property of the Trust and, upon request, the Adviser shall surrender to the Trust such of the books and records so requested.

(e)                Compliance Procedures. The Adviser will, in accordance with Rule 206(4)-7 of the Investment Advisers Act of 1940, adopt and implement written policies and procedures reasonably designed to prevent violations of the Investment Advisers Act of 1940 and will provide the Trust with copies of such written policies and procedures upon request.

(f)                 Code of Ethics. The Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Act and will provide the Trust with a copy of the code and evidence of its adoption. Within forty-five (45) days of the last calendar quarter of each year while this Agreement is in effect, the Adviser will provide to the Board of Trustees of the Trust a written report that describes any issues arising under the code of ethics since the last report to the Board of Trustees, including, but not limited to, information about material violations of the code and sanctions imposed in response to the material violations; and which certifies that the Adviser has adopted procedures reasonably necessary to prevent “access persons” (as that term is defined in Rule 17j-1) from violating the code.

3.	COMPENSATION

In exchange for its services and the payment of all expenses incurred by each Fund except for the (i) fee payments under this Agreement, (ii) brokerage fees and commissions, (iii) acquired fund fees and expenses; (iv) fees and expenses associated with investments in other collective investment vehicles or derivative instruments (including for example option and swap fees and expenses); (v) borrowing and borrowing related-related costs (including interest and dividend expense on securities sold short); (vi) taxes; (vii) distribution fees and expenses; and (viii) extraordinary expenses, such as litigation expenses (which may include indemnification of Fund officers and Trustees and contractual indemnification of Fund service providers (other than the Adviser or a sub-adviser, as applicable)), the Adviser will receive the fee set forth on Appendix A attached hereto, based on the average daily net assets of the Fund (the “Management Fee”). The Management Fee will be payable monthly in arrears on the last business day of each calendar month. The Adviser may waive all or a portion of its fees with respect to the Fund.

4.	STATUS OF ADVISER

The services of the Adviser to the Funds are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its services to the Funds are not impaired thereby. The Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust. Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Adviser, who may also be a trustee, officer, or employee of the Trust, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

5.	RETENTION OF SUB-ADVISER

Subject to the Trust’s obtaining the initial and periodic approvals required under Section 15 of the Act or exemptive relief therefrom, the Adviser may retain one or more sub-advisers, at the Adviser’s own cost and expense, for the purpose of managing the investments of the assets of the Funds and/or carrying out any of the other duties, obligations, or responsibilities of the Adviser set forth in Section 1 of this Agreement. Retention of one or more sub-advisers shall in no way reduce the responsibilities or obligations of the Adviser under this Agreement and the Adviser shall, subject to Section 6 of this Agreement, be responsible to the Trust for all acts or omissions of any sub-adviser in connection with the performance of the Adviser’s duties hereunder.

6.	LIMITATION OF LIABILITY AND INDEMNIFICATION

The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. The Adviser shall not be liable for any error of judgment or for any loss suffered by the Funds or Trust in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to receipt of compensation for services or a loss resulting from willful misfeasance, bad faith, or gross negligence on the part of the Adviser in the performance of its duties or from reckless disregard by the Adviser of its obligations and duties under this Agreement. It is agreed that the Adviser shall have no responsibility or liability for the accuracy or completeness of the Trust’s registration statement under the Act or the Securities Act of 1933, except for information supplied by the Adviser for inclusion therein. To the fullest extent permitted by law, the Fund shall, indemnify the Adviser (including for this purpose each officer, director, shareholder, member, principal, partner, manager, employee or agent of, any person who controls, is controlled by or is under common control with, or any other person designated by the Adviser as an indemnitee (as defined herein) (each such person, including the Adviser, being referred to as an “indemnitee”)) against all losses, claims, damages, liabilities, costs and expenses arising by reason of being or having been Adviser to the Fund, or the past or present performance of services to the Fund in accordance with this Agreement by the indemnitee, except to the extent that the loss, claim, damage, liability, cost or expense has been finally determined in a judicial decision on the merits from which no further appeal may be taken in any action, suit, investigation or other proceeding to have been incurred or suffered by the indemnitee by reason of the indemnitee’s willful misfeasance, bad faith or gross negligence.

Any liability of the Adviser to the Funds shall not automatically impart liability on the part of the Adviser to any other series of the Trust. The Funds shall not be liable for the obligations of any other series of the Trust, nor shall any other series of the Trust be liable for the obligations of the Funds. The limitations of liability and the indemnification provided under this section are not to be construed so as to provide for limitation of liability for any liability (including liability under U.S. federal securities laws that, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such limitation of liability would be in violation of applicable law, but will be construed so as to effectuate the applicable provisions of this section to the maximum extent permitted by applicable law.

7.	LIABILITY OF SHAREHOLDERS

Notice is hereby given that, as provided by applicable law, the obligations of or arising out of this Agreement are not binding upon any of the shareholders of the Funds individually but are binding only upon the assets and property of the Funds and that the shareholders shall be entitled, to the fullest extent permitted by applicable law, to the same limitation on personal liability as shareholders of private corporations for profit.

8.	REPRESENTATIONS AND WARRANTIES
(a)	Adviser’s Representations. The Adviser represents and warrants to the Trust as follows:

(i) the Adviser is duly organized and in good standing under the laws of its state of organization and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder; and (ii) the Adviser is registered as an investment adviser with the Securities and Exchange Commission under the Investment Advisers Act of 1940, and shall maintain such registration in effect at all times during the term of this Agreement.

(b)                Trust’s Representations. The Trust represents and warrants to the Adviser as follows: (i) the Trust has been duly organized as a statutory trust under the laws of the State of Delaware and is authorized to enter into this Agreement and carry out its terms; (ii) the Trust is registered as an investment company with the Securities and Exchange Commission under the Act; and

(iii) such registrations will be kept in effect during the term of this Agreement.

9.	NOTICE OF CHANGE IN CONTROL

The Adviser is obligated to notify the Trust if there is a change in control of the Adviser at least thirty (30) days prior to the effective date of the change, or as soon as practicable in the event that thirty (30) days’ notice is not possible.

10.	DURATION AND TERMINATION

This Agreement shall remain in effect for an initial term of two (2) years from the date the Funds commence operations, and from year to year thereafter provided such continuance is approved at least annually by the vote of a majority of the trustees of the Trust who are not “interested persons” (as defined in the Act) of the Trust in accordance with the requirements of the Act or any exemptive relief therefrom ; provided that:

(a)                The Trust may, at any time and without the payment of any penalty, terminate this Agreement upon sixty (60) calendar days’ written notice of a decision to terminate this Agreement by (i) the Trust’s trustees; or (ii) the vote of a majority of the outstanding voting securities of the Trust;

(b)                This Agreement shall immediately terminate in the event of its assignment (within the meaning of the Act and the rules thereunder); and

(c)                The Adviser may, at any time and without the payment of any penalty, terminate this Agreement upon sixty (60) calendar days’ written notice to the Trust.

(d)                The terms of Sections 5, 6, 7 and 12 of this Agreement shall survive the termination of this Agreement.

11.	AMENDMENT OR ASSIGNMENT OF AGREEMENT

(a)                Amendment. No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by a written instrument signed by the party against which enforcement of the change, waiver, discharge or termination is sought. This Agreement may be amended by the mutual consent of the parties hereto; provided that the approval of a majority of the trustees of the Trust who are not “interested persons” (as defined in the Act) of the Trust and the majority of the outstanding voting securities of the Funds must be obtained in conformity with the requirements of the Act or any exemptive relief therefrom, in each case, to the extent required by law. The amendment of Appendix A to this Agreement for the sole purpose of adding one or more series of the Trust shall not be deemed an amendment of this Agreement affecting an already existing Fund and requiring the approval of shareholders of that Fund.

12.	MISCELLANEOUS

(a)                Headings. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(b)                Use of Names. The Adviser hereby grants the Trust a non-exclusive, royalty free license to use the name “m+” (the “Permitted Trademark”) in the name of the ETFs (including any series or classes of shares thereto) (such purpose, the “Business Purpose”). The Trust acknowledges and agrees that the rights granted to Trust and obtained by Trust as a result of or in connection with this Agreement are license rights only, and nothing contained in this Agreement constitutes or shall be construed to be an assignment of any or all of Adviser’s rights in the Permitted Trademark. The Trust acknowledges that the Adviser is the exclusive owner of the Permitted Trademark and shall continue to own all right, title and interest in and to the Permitted Trademark.  All uses of the Permitted Trademark by the Trust shall inure to the benefit of Adviser, which shall own all trademark rights created by such uses. The Trust shall not take any action adverse to Adviser’s ownership of the Permitted Trademark or attempt to register the Permitted Trademark in its own name. Adviser reserves all of those rights except those specifically granted to the Trust, including the right to itself use the Permitted Trademark in any format in the future.  In order to protect and preserve Adviser’s rights in the Permitted Trademark, the Trust understands, acknowledges, and agrees that its use of the Permitted Trademark shall be subject to the control of Adviser. Adviser reserves the right to request copies of all examples of the Trust’s use of the Permitted Trademark and to provide direction to the Trust regarding the proper use of the Permitted Trademark. Adviser alone shall control the nature and quality of the Trust’s use of the Permitted Trademark. Adviser retains the right to specify, from time to time, the format in which the Trust shall use and display the Permitted Trademark. At Adviser’s discretion, Adviser may require that the Trust incorporate in an appropriate manner “TM,” an "R" enclosed by a circle, the phrase "Reg. U.S. Pat. & Tm Off," or similar wording that designates the protection afforded to the Permitted Trademark.  Adviser may terminate this license at any time, without cause and at its sole discretion upon thirty days’ written notice to the Trust unless there is a shorter time period required by law or other relevant regulatory body. Upon termination of the license, the Trust must cease all use of the Permitted Trademark within 7 days. The Trust agrees that any use of the Permitted Trademark without Adviser’s authorization or beyond the termination of this license will cause irreparable harm to Adviser and shall entitle Adviser to immediate injunctive relief.  The Trust agrees to indemnify, defend and hold harmless Adviser against any claims, losses, damages or liabilities of any nature (including without limitation all reasonable attorney's fees) which are threatened, brought against or are incurred by Adviser arising from any actions, omissions or representations of the Trust in its use of the Permitted Trademark by the Trust in contravention of the permissible use(s) of the Permitted Trademark noted above in this Section 12(b).

(c)                Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

(d)                Applicable Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Delaware.

[signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first above written.

VALUED ADVISERS TRUST, on behalf of the Funds listed on Appendix A

By: /s/ Matthew J. Miller

NAME: Matthew J. Miller

TITLE: President

ALAIA CAPITAL LLC

By: /s/ Peter Horacek

NAME: Peter Horacek

TITLE: Chief Executive Officer

INVESTMENT ADVISORY AGREEMENT

Appendix A

COMPENSATION SCHEDULE

For the services delineated in this Agreement, the Adviser shall receive an investment advisory fee equal to an annualized rate of the average daily net assets of each Fund as listed below. The fee shall be calculated as of the last business day of each month based upon each Fund’s average daily net assets determined in the manner described in the Funds’ Prospectus and Statement of Additional Information.

FUND	ADVISORY FEE
m+ Nasdaq-100 Accelerator Autocall ETF	0.70%
m+ Income Momentum Autocall ETF	0.70%
m+ DynaBuffer ETF	0.70%
m+ DualYield Autocall ETF	0.70%